Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A of Fidelity Hereford Street Trust: Fidelity Government Money Market Fund and Fidelity Money Market Fund of our reports dated June 10, 2014 and June 13, 2014, respectively, on the financial statements and financial highlights included in the April 30, 2014 Annual Reports to Shareholders of the above referenced fund(s), which is also incorporated by reference into the Registration Statement.

We further consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 28, 2015